EXHIBIT 99.1

Lunai Bioworks Regains Compliance with Nasdaq Minimum Bid Price Requirement

LOS ANGELES, October 16, 2025: Lunai Bioworks, Inc. (Nasdaq: LNAI), today announced that it has regained compliance with Nasdaq’s minimum bid price requirement.

On April 14, 2025, Nasdaq Staff notified the Company that its common stock had failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days, as required by Listing Rule 5550(a)(2). However, Staff has since determined that for the 11 consecutive business days from September 30, 2025 through October 14, 2025, the closing bid price of Lunai Bioworks’ common stock was at or above $1.00 per share. As a result, the Company has now regained compliance with the rule and remains eligible for continued listing on The Nasdaq Capital Market.

“This compliance milestone reflects our commitment to strategic execution and shareholder value during a transformative period for Lunai Bioworks,” said David Weinstein, Chief Executive Officer. “We remain focused on advancing our AI-powered platform and delivering long-term impact across drug discovery and biodefense.”

About Lunai Bioworks

Lunai Bioworks Inc. is an AI-powered drug discovery and biodefense company pioneering safe and responsible generative biology. With proprietary neurotoxicity datasets, advanced machine learning, and a focus on dual-use risk management, Lunai is redefining how artificial intelligence can accelerate therapeutic innovation while safeguarding society from emerging threats.

Media Contact:

David Weinstein
Chief Executive Officer
305-918-1980

ir@lunaibioworks.com
http://www.lunaibioworks.com/